[Letterhead of KPMG Peat Marwick LLP]


                        Consent of Independent Auditors

Board of Directors
Porta Systems Corp.:

We consent to the incorporation by reference in the registration statements; (Reg. No. 2-95117) on Form S-8, (Reg. No. 2-65375) on Form S-8, (Reg. No.
33-12146) on Form S-8 and (Reg. No. 33-41992) on Form S-8 of Porta Systems Corp. and subsidiaries of our report dated March 22, 1996, relating to the consolidated balance sheets of Porta Systems Corp. and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the Porta Systems Corp. annual report on Form 10-K.

Our report dated March 22, 1996, contains an explanatory paragraph that states that the Company's recurring losses from operations and working capital and net capital deficiencies raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                  KPMG Peat Marwick LLP

                                                  KPMG PEAT MARWICK LLP

Jericho, New York
March 29, 1996